Exhibit 23.3

Consent Of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-153135 on Form S-11 of our report dated February 19, 2009 relating to the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc. for the year ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-153135 on Form S-11 of our report dated February 18, 2010 relating to the statement of revenues and certain operating expenses of Springhouse at Newport News for the year ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Freedman & Goldberg, CPAs, PC
Farmington Hills, MI
March 2, 2010